EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-8 of our report dated March 25, 2005 relating to the financial statements of Inseq Corporation and subsidiaries for the year ended December 31, 2004.

/s/ Rosenberg Rich Baker Berman & Co.
Rosenberg Rich Baker Berman & Co.
Certified Public Accountants
Bridgewater, New Jersey
November 23, 2005